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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Level 3 Communications, Inc.:

        We consent to the use of our reports dated March 1, 2006 with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, changes in stockholders' equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our reports refer to a change in the method of accounting for asset retirement obligations in 2003.

                      /s/ KPMG LLP

                      KPMG LLP

Denver, Colorado
June 21, 2006

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Consent of Independent Registered Public Accounting Firm